Exhibit 99.1

Q2 2013 Selected Operating and Financial Results

Unitymedia KabelBW Continues Growth Trajectory

Cologne, Germany - August 2, 2013. Unitymedia KabelBW GmbH (“Unitymedia KabelBW”), the leading cable operator in Germany and the federal states of North Rhine-Westphalia, Hesse (collectively, the “Unitymedia” footprint) and Baden-Württemberg (the “KabelBW” footprint), today provides selected, preliminary unaudited financial and operating information for the three and six months ended June 30, 2013. Unitymedia KabelBW is a wholly-owned subsidiary of Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this investor release is available on the websites of Unitymedia KabelBW (www.umkbw.de) and Liberty Global (www.libertyglobal.com). In addition, Unitymedia KabelBW's June 30, 2013 unaudited condensed consolidated financial statements are expected to be posted to both websites prior to the end of August 2013. Operating and financial highlights for the three months ended June 30, 2013 (“Q2”) and six months ended June 30, 2013 (“6M”), as compared to the results for the same period last year (unless noted), include:

Operating Performance and Highlights:*

•	Total organic RGUs increased by 657,100 or 6% in the last twelve months, including 129,100 RGUs during Q2 2013

•	Q2 2013 reflects the first quarter of an aligned retail bundle portfolio in our Unitymedia and KabelBW footprints with increased focus on customer economics:

◦	Internet net additions were 84,700 during Q2 2013, with the average promotional period for new subscribers nearly halved compared to Q2 2012

◦	Telephony RGUs grew by 62,100 during Q2 2013 to 2.4 million, with 16% of telephony subscribers taking value-added services

•	Further enhanced premium TV offerings in July with our “Highlights” package now including over 20 and our “All Stars” package now offering 35 HD channels

•	Expect to launch our next-generation “Horizon TV” platform in September in our Unitymedia footprint

Financial Results:*

•	Revenue grew 8% to €480 million in Q2 2013 and 9% to €949 million in 6M 2013

•	Monthly ARPU per customer improved 9% to €20.31 during Q2 2013, surpassing the €20 threshold for the first time

•	Adjusted EBITDA increased 7% to €281 million in Q2 2013 and 9% to €556 million in 6M 2013, representing margins of 58% and 59%, respectively

•	Net loss was €122 million in Q2 2013 and €194 million in 6M 2013

•	As a percentage of revenue, property, equipment and intangible asset additions decreased by 610 bps to 23% for Q2 2013 and by 660 bps to 22% for 6M 2013

__________________

*	For definitions and reconciliations of certain financial and subscriber metrics, please see pages 8-11.

Unitymedia KabelBW Operating Statistics Summary*

	As of and for the three months ended June 30,
	2013	2012

Footprint
Homes Passed(1)	12,598,300	12,551,900
Two-way Homes Passed(2)	12,191,900	12,098,500

Subscribers (RGUs)(3)(12)
Analog Cable(4)	4,459,800	4,615,100
Digital Cable(5)	2,189,700	2,124,500
Total Video	6,649,500	6,739,600
Internet(6)	2,403,800	2,016,900
Telephony(7)	2,385,400	2,045,200
Total RGUs	11,438,700	10,801,700

Q2 organic RGU net additions (losses)
Analog Cable	(27,500)	(62,200)
Digital Cable	9,800	57,000
Total Video	(17,700)	(5,200)
Internet	84,700	98,900
Telephony	62,100	95,600
Total RGU Net Additions	129,100	189,300

Penetration
Digital Cable as % of Total Video Subs(8)	32.9%	31.5%
Internet as % of Two-way Homes Passed(9)	19.7%	16.7%
Telephony as % of Two-way Homes Passed(9)	19.6%	16.9%

Customer relationships(12)
Customer Relationships(10)	7,067,200	6,986,800
RGUs per Customer Relationship	1.62	1.55

Customer bundling
Single-Play	65.6%	70.4%
Double-Play	7.0%	4.6%
Triple-Play	27.4%	25.0%

ARPU(11)
Q2 Monthly ARPU per Customer Relationship	€20.31	€18.63

* For footnote disclosure, please refer to pages 10-11.

Subscriber Statistics and Commercial Development

At June 30, 2013, our 7.1 million customers subscribed to a total of 11.4 million services, consisting of 6.6 million video, 2.4 million internet and 2.4 million telephony subscriptions. Since Q2 2012, we have grown our total RGU base by 657,100 or 6% organically, of which 129,100 RGUs were added during Q2 2013. This compares to 189,300 RGU additions in the prior year period, which was helped by our 'Go for Growth' strategy and related volume focused growth. The lower RGU volume growth in Q2 2013 was attributable in large part to lower promotional activity during the quarter. With our combined residential bundled product portfolio launched in April, we intended to align and enhance the economics of new subscribers across our entire footprint as we introduced activation fees for new subscribers, aligned our customer contracts to a minimum of two years, launched a core bundle that is priced €3 higher than early 2012 levels and optimized our sales channel mix towards less expensive channels, such as online.

Our overall bundling ratio increased 5% year-over-year to 1.62 RGUs per customer relationship with 27% of our customers subscribing to a triple-play offering and 7% subscribing to two services. This higher bundling penetration contributed to a 9% year-over-year increase in our monthly ARPU to €20.31 in Q2 2013.

Our video base declined by 17,700 RGUs during Q2 2013 to 6.6 million subscribing households, compared to a decline of 5,200 RGUs in the prior year period. The higher number of video RGU losses year-over-year was partially due to approximately 8,000 disconnections of low-ARPU households served through a bulk contract via a professional operator as well as the notification during Q2 2013 of July 1, 2013 price increases for certain MDUs. Our Q2 2013 digital cable RGU additions were adversely impacted by the unencryption of our basic digital tier in our Unitymedia footprint as basic digital video subscribers who have an integrated cable tuner in their TV no longer need to buy or rent a separate set-top box from us. At the same time, our successful upsell strategy with HD services continued, as we sold over 85,000 HD subscriptions during Q2 2013. In July, we further enhanced the attractiveness of our competitively-priced premium packages “Highlights” and “AllStars” by bundling in our HD option, thereby increasing the total number of HD channels to over 20 and 35, respectively. At June 30, 2013, 17% of our total video households subscribed to one or more premium services.

In terms of broadband, we added 84,700 internet RGUs during Q2 2013 or 387,800 RGUs organically during the last twelve months. As a result, our internet base grew 19% year-over-year to 2.4 million subscribers. The internet RGU growth during Q2 2013 compares to Q2 2012 additions of 98,900 and Q1 2013 additions of 99,900. Internet RGU growth in the quarter was hampered by the fact that we decreased the free promotional period by nearly half to an average of 3 months and introduced one-time activation fees across our bundled product portfolio.

For the three months ended June 30, 2013, we added 62,100 telephony RGUs. The lower RGU growth in telephony compared to our internet RGU growth during the quarter was partially a result of upselling telephony-only subscribers to our double-play bundles. Year-over-year, we grew our telephony base by 340,900 RGUs or 17% to 2.4 million.

Our internet and telephony penetration in terms of upgraded homes passed reached nearly 20% at June 30, 2013, which still leaves ample runway for growth with our ultra-high-speed broadband bundles. Our core double-play and triple-play bundles, which are priced at a discount to the incumbent telecommunications operator, offer a compelling value proposition for the consumer with a 50 Mbps flat rate internet connection and free landline calls in Germany.

In July, the incumbent telecommunications operator announced its entry into contracts with two housing associations in our KabelBW footprint, and plans to switch over approximately 14,000 of our video subscribers and a number of advanced services to its network by the end of 2014. At the same time, we secured a long-term deal with a large housing association in our Unitymedia footprint to supply approximately 120,000 apartments with our video services, of which we currently already serve approximately 60,000 customers and 60,000 units are expected to be connected incrementally to our network over the next two years. This “Multimedia Access” contract will offer the tenants our basic video tier, a standard internet connection of 1 Mbps, access to one of our foreign language premium packages and the opportunity to subscribe to our residential broadband bundles with speeds of up to 150 Mbps as well as further premium TV offerings such as HD and DVR services.

In September, we plan to roll out the new “Horizon TV” platform in our Unitymedia footprint. We expect this platform to offer an enhanced interactive TV experience with an advanced user interface and multiple-screen optionality.

Financial Results

Unitymedia KabelBW Preliminary Unaudited Selected Financial Results for the Three and Six Months Ended June 30, 2013 and 2012 Based on EU-IFRS*

	Three months ended June 30,
	2013	2012	Change
	in millions

Revenue	€479.7	€443.0	8%

Adjusted EBITDA(13)	€280.6	€261.6	7%

Property, equipment and intangible asset additions (14)	€111.1	€129.7	(14%)

As % of Revenue
Adjusted EBITDA	58.5%	59.1%	(60bp)
Property, equipment and intangible asset additions	23.2%	29.3%	(610bp)

_____________________________

*	International Financial Reporting Standards, as adopted by the European Union (“EU-IFRS”).

	Six months ended June 30,
	2013	2012	Change
	in millions

Revenue	€948.6	€873.6	9%

Adjusted EBITDA(13)	€555.5	€510.9	9%

Property, equipment and intangible asset additions (14)	€207.5	€248.6	(17%)

As % of Revenue
Adjusted EBITDA	58.6%	58.5%	10bp
Property, equipment and intangible asset additions	21.9%	28.5%	(660bp)

Revenue for the three and six months ended June 30, 2013 grew 8% to €480 million and 9% to €949 million, respectively, as compared to the corresponding prior year periods. This increase was largely driven by (1) growth in advanced service RGUs and (2) higher ARPU from digital cable services and internet services. Our top-line growth was partially impacted by the non-recognition of carriage fees from public broadcasters, which were €6 million and €12 million during the three and six months ended June 30, 2012, respectively.

Adjusted EBITDA for the three and six months ended June 30, 2013 increased by 7% to €281 million and 9% to €556 million, respectively, as compared to the corresponding prior year periods. This growth resulted from the net positive impact of the revenue drivers noted above and were partially offset by higher customer care and programming costs. As a result, our Adjusted EBITDA margins(15) were broadly stable at 58% and 59% for the three and six months ended June 30, 2013, respectively, as compared to the prior year periods.

Property, equipment and intangible asset additions for the three months ended June 30, 2013 were €111 million or 23% of revenue, as compared to €130 million or 29% of revenue for the three months ended June 30, 2012. On a year-to-date basis, property, equipment and intangible asset additions amounted to 22% of revenue, as compared to 28% in the six months ended June 30, 2012. The decline in both periods was primarily due to lower expenditures for customer premises equipment due to an increase in our use of existing inventory and lower year-over-year RGU growth, particularly in digital video as a result of unencryption. The decline was also attributable to the timing of certain network-related projects that are expected to be implemented during the second half of 2013. As a result of the impact of these network projects and the expected launch of our Horizon TV platform we expect our property, equipment and intangible asset additions will be higher during the second half of 2013, as compared to the first half of 2013.

For information regarding how our property, equipment and intangible asset additions reconcile to our capital expenditures, as reported in our condensed consolidated cash flow statements, see page 9.

Capital Resources

The following table details the euro equivalent of our consolidated third-party financial debt as of June 30, 2013:

Description	Maturity date	Interest rate	Nominal value		Carrying value
			in millions

New Unitymedia KabelBW Revolving Credit Facility	June 30, 2017	Euribor + 3.25%	€337.5		€—
Unitymedia KabelBW Revolving Credit Facility	June 30, 2017	Euribor + 2.50%	€80.0		€—
2009 UM Euro Senior Secured Notes	Dec. 1, 2017	8.125%	€446.0		€439.9
UM Euro Senior Secured Exchange Notes	March 15, 2019	7.500%	€735.1		€740.7
UM Dollar Senior Secured Exchange Notes	March 15, 2019	7.500%	€353.2	(16)	€358.8	(16)
September 2012 UM Senior Secured Notes	Sept. 15, 2022	5.500%	€650.0		€650.0
December 2012 UM Dollar Senior Secured Notes	Jan. 15, 2023	5.500%	€768.9	(16)	€768.9	(16)
December 2012 UM Euro Senior Secured Notes	Jan. 15, 2023	5.750%	€500.0		€500.0
January 2013 UM Senior Secured Notes	Jan. 21, 2023	5.125%	€500.0		€500.0
April 2013 UM Senior Secured Notes	Apr. 15, 2023	5.625%	€350.0		€350.0
2009 UM Senior Notes	Dec. 1, 2019	9.625%	€665.0		€653.3
UM Senior Exchange Notes	March 15, 2021	9.500%	€618.0		€616.4
_____________________________
For footnote disclosure, please refer to pages 10-11.

During April 2013, we issued €350 million of 5.625% senior secured notes due April 15, 2023. The net proceeds were designated for general corporate purposes, including loans and distributions to our parent companies. In addition, with respect to our revolving credit facilities, we anticipate that our availability will be limited to €80 million, when the relevant June 30, 2013 compliance reporting requirements have been completed, and assuming no changes from June 30, 2013 borrowing levels.

At June 30, 2013, cash and cash equivalents were €14 million, capital-related vendor financing arrangements via third-party were €21 million and our finance lease obligations were €6 million, resulting in third-party net debt(17) (net carrying value of debt, including capitalized transaction costs and accrued interest, capital-related vendor financing arrangements via third-party, less cash and cash equivalents) of €5,656 million.

About Unitymedia KabelBW

Unitymedia KabelBW is the leading cable operator in Germany and the federal states of North Rhine-Westphalia, Hesse and Baden-Württemberg and is a wholly-owned subsidiary of Liberty Global. We market our services under two commercial brands, Unitymedia and Kabel BW. We provide analog and digital cable television services as well as internet and telephony services to our 7.1 million customers who reside in our upgraded footprint. As of June 30, 2013, Unitymedia KabelBW served approximately 6.6 million video subscribers, 2.4 million internet subscribers and 2.4 million telephony subscribers over a broadband communications network that passed approximately 12.6 million homes. More information on Unitymedia KabelBW can be found at www.umkbw.de.

About Liberty Global

Liberty Global is the largest international cable company with operations in 14 countries. Liberty Global connects people to the digital world and enables them to discover and experience its endless possibilities. Liberty Global´s market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 24.5 million customers subscribing to 47.5 million television, broadband internet and telephony services at June 30, 2013.

Liberty Global's consumer brands include Virgin Media, UPC, Unitymedia, Kabel BW, Telenet and VTR. Liberty Global´s operations also include Chellomedia, its content division, Liberty Global Business Services, its commercial division and Liberty Global Ventures, its investment fund. For more information, please visit www.libertyglobal.com.

Disclaimer

This investor release contains forward-looking statements, including our expectations with respect to our strategy and future growth prospects, including our continued ability to increase our organic RGU additions and further grow the penetration of bundled product offerings; our insight and expectations regarding competitive and economic factors in our markets; our assessment of the impacts of the unencryption of our basic digital channels; the expected timing of the roll-out of our Horizon TV platform; the amount and phasing of our property, equipment and intangible asset additions and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and Adjusted EBITDA and to control property, equipment and intangible asset additions as measured by a percentage of revenue, as well as other factors detailed from time to time in Liberty Global's and its predecessor's filings with the Securities and Exchange Commission including Liberty Global's and its predecessor's most recently filed Forms 10-K/A and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

The financial information contained herein is preliminary and subject to change. We presently expect to issue our June 30, 2013 unaudited condensed consolidated financial statements prior to the end of August 2013, at which time they will be posted to the investor relations section of the Unitymedia KabelBW website (www.umkbw.de) and the investor relations section of the Liberty Global website (www.libertyglobal.com) under the fixed income heading.

Our financial condition and results of operations will be included in Liberty Global's consolidated financial statements under generally accepted accounting principles in the United States (“U.S. GAAP”). We prepare our financial statements in accordance with EU-IFRS, and accordingly, the financial figures contained in this release are also prepared in accordance with EU-IFRS. There are significant differences between the U.S. GAAP and EU-IFRS presentations of our consolidated financial statements.

Contact Details

Investor Relations – Unitymedia KabelBW		Corporate Communications – Unitymedia KabelBW
Christian Fangmann	+49 221.8462.5151	Katrin Köster	+49 221.8462.5159

Investor Relations – Liberty Global
Christopher Noyes	+1 303.220.6693
Oskar Nooij	+1 303.220.4218

Unitymedia KabelBW Key Preliminary Unaudited Financial Overview and Reconciliation Based on EU-IFRS

	Three months ended June 30,
	2013	2012
	in millions

Revenue	€479.7	€443.0

Adjusted EBITDA(13)	280.6	261.6

Depreciation and amortization	(167.0)	(158.0)
Impairment, restructuring and other operating items, net	(2.2)	(2.9)
Share-based compensation	(0.4)	(0.2)
Related-party fees and allocations(18)	(17.3)	(14.3)
Earnings before interest and taxes ("EBIT")	93.7	86.2

Net financial and other expense	(155.8)	(114.4)
Income tax benefit (expense)	(60.1)	3.7
Net loss	€(122.2)	€(24.5)

Property, equipment and intangible asset additions (14)	€111.1	€129.7

As % of Revenue
Adjusted EBITDA	58.5%	59.1%
Property, equipment and intangible asset additions	23.2%	29.3%

	Six months ended June 30,
	2013	2012
	in millions

Revenue	€948.6	€873.6

Adjusted EBITDA(13)	555.5	510.9

Depreciation and amortization	(328.8)	(311.9)
Impairment, restructuring and other operating items, net	(3.7)	(2.5)
Share-based compensation	(0.7)	(0.5)
Related-party fees and allocations(18)	(36.4)	(27.6)
EBIT	185.9	168.4

Net financial and other expense	(331.2)	(230.9)
Income tax benefit (expense)	(49.0)	19.7
Net loss	€(194.3)	€(42.8)

Property, equipment and intangible asset additions (14)	€207.5	€248.6

As % of Revenue
Adjusted EBITDA	58.6%	58.5%
Property, equipment and intangible asset additions	21.9%	28.5%

Property, Equipment and Intangible Asset Additions

The table below highlights the categories of our property, equipment and intangible asset additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended June 30,
	2013	2012
	in millions

Customer premises equipment	€22.6	€36.0
Scalable infrastructure	16.5	18.2
Line extensions / new build	11.1	14.0
Upgrade / rebuild / network improvement	33.8	34.8
Support capital	3.8	8.5
Capitalized subscriber acquisition costs	14.4	17.8
Software and licenses	8.9	0.4
Property, equipment and intangible asset additions (14)	111.1	129.7

Assets acquired under capital-related vendor financing arrangements (including related-party amounts)	(6.0)	(3.2)
Changes in liabilities related to capital expenditures (including related-party amounts and assets acquired under capital leases)	(11.1)	(9.0)
Total capital expenditures	€94.0	€117.5

	Six months ended June 30,
	2013	2012
	in millions

Customer premises equipment	€38.5	€63.9
Scalable infrastructure	25.2	29.1
Line extensions / new build	21.9	29.5
Upgrade / rebuild / network improvement	67.2	72.4
Support capital	6.7	16.6
Capitalized subscriber acquisition costs	34.0	36.0
Software and licenses	14.0	1.1
Property, equipment and intangible asset additions (14)	207.5	248.6

Assets acquired under capital-related vendor financing arrangements (including related-party amounts)	(8.4)	(4.7)
Changes in liabilities related to capital expenditures (including related-party amounts and assets acquired under capital leases)	(6.0)	(6.7)
Total capital expenditures	€193.1	€237.2

Footnotes

(1)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our network without materially extending the distribution plant. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

(2)
Two-way Homes Passed are Homes Passed by those sections of our network that are technologically capable of providing two-way services, including video, internet and telephony services, up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as-needed, success-based basis.

(3)
Revenue Generating Unit or RGU is separately an Analog Cable Subscriber, Digital Cable Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our June 30, 2013 RGU count excludes 190,500 postpaid mobile subscribers. Our mobile subscriber count represents the number of subscriber identification module (“SIM”) cards in service.

(4)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. The Analog Cable Subscriber count also includes subscribers who may use a purchased set-top box or other means to receive our basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (“Basic Digital Cable Subscriber“). Our Basic Digital Cable Subscribers are attributable to the fact that our basic digital cable channels are not encrypted in our KabelBW footprint and, effective January 1, 2013, our basic digital cable channels are also unencrypted in our Unitymedia footprint.

(5)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. As discussed in further detail in note 4 above, Basic Digital Cable Subscribers are not included in our Digital Cable Subscriber count.

(6)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our network. Our Internet Subscribers do not include customers that receive services from dial-up connections. In our Unitymedia footprint, we offer a 128 Kbps wholesale internet service to housing associations on a bulk basis. As of June 30, 2013, our Internet Subscribers include approximately 6,700 subscribers within such housing associations who have requested and received a modem that enables the receipt of this 128 Kbps wholesale internet service.

(7)	Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony subscribers exclude mobile telephony subscribers.

(8)	Digital cable penetration is calculated by dividing the number of digital cable RGUs by the total number of digital and analog cable RGUs.

(9)	Internet and telephony penetration is calculated by dividing the number of internet and telephony RGUs by the number of two-way homes passed.

(10)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which, or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., primary home and vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(11)
ARPU per Customer Relationship refers to the average monthly subscription revenue per average Customer Relationship. The amount is calculated by dividing the average monthly subscription revenue (excluding fees from interconnection, installation, late fees and carriage) for the indicated period, by the average of the opening and closing balances for Customer Relationships for the period.

(12)
Our business-to-business (“B2B”) revenue primarily is derived from small office/home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with internet and telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in our RGU and customer counts, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

(13)
Adjusted EBITDA is the primary measure used by our management to evaluate the company's performance. Adjusted EBITDA is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. We define EBITDA as earnings before net finance expense, income taxes, depreciation and amortization. As we use the term, Adjusted EBITDA is defined as EBITDA before share-based compensation, impairment, restructuring and other operating items and related-party fees and allocations, net. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs, such as third-party due diligence, legal and advisory costs, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure and is superior to other available EU-IFRS measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our Adjusted EBITDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, net earnings (loss), cash flow from operating activities and other EU-IFRS measures of income or cash flows. A reconciliation of Adjusted EBITDA to net loss is presented on page 8.

(14)	Property, equipment and intangible asset additions include our capital expenditures on an accrual basis and our vendor financing, capital lease and other non-cash additions.

(15)	We define Adjusted EBITDA margin to mean Adjusted EBITDA as a percentage of revenue.

(16)	Based on a USD/EUR exchange rate of 1.3005 as of June 30, 2013.

(17)
Net debt represents the carrying value of total third-party debt, vendor financing and financial lease obligations less cash and cash equivalents. Net debt is not a defined term under EU-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.

(18)	Represents charges from parent for general support and administration services rendered.